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                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT



          THIS EMPLOYMENT AGREEMENT (the "Agreement") is made the 10th day of June, 1999 by and between NEOWARE SYSTEMS, INC., a Pennsylvania corporation ("Employer"), and EDWARD M. PARKS ("Employee").



                                   WITNESSETH:



          WHEREAS, Employer desires to continue to employ Employee and Employee is willing to continue such employment, all upon and subject to the terms and conditions contained in this Agreement;

          NOW, THEREFORE, the parties to this Agreement, for good and valuable consideration and intending to be legally bound, hereby agree as follows:

          SECTION 1. EMPLOYMENT.

         (a) Duties. Employer agrees to continue the employment of Employee as the Vice President of Engineering of Employer. Employee agrees to perform such duties and services consistent with Employee's position and to perform such other duties and to serve in such capacities at such location as may be determined and assigned to him from time to time by the Chief Executive Officer, President or Board of Directors of Employer, it being expressly provided that the duties of Employee may be enlarged or diminished, as the Chief Executive Officer, the President or the Board of Directors determines. Employee will use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully.

         (b) Devotion of Time. Employee will devote his entire time, attention and energies to the affairs of Employer. Employee will not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other person, business or organization without the prior written consent of the Board of Directors of Employer, provided that Employee shall be permitted to devote a limited amount of time, without compensation, to charitable or similar activities.

          SECTION 2. DURATION AND TERMINATION OF EMPLOYMENT.

         (a) The term (the "Term") of this Agreement shall begin as of the date hereof and shall continue thereafter unless terminated by either party pursuant to this Section 2 hereof, with or without cause.

          (b) Employer may terminate employee's employment pursuant to this Agreement as follows:

                 (i) If Employee shall die during the Term, Employee's employment shall terminate, except that Employee's legal representatives shall be entitled to receive the base salary




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provided for under Section 3 hereof prorated to the last day of the month in which Employee's death occurs.

               (ii) If during the Term, Employee shall become physically or mentally disabled whether totally or partially, so that Employee is unable substantially to perform Employee's services hereunder for a period of six (6) consecutive months, Employer may, by written notice to Employee, terminate Employee's employment hereunder.

               (iii) Employer may, by written notice to Employee, terminate Employee's employment hereunder for "cause." For the purposes of this Agreement, "cause" shall mean Employee's termination only upon: (A) Employee's continued failure to perform such assigned duties and responsibilities as shall be consistent with the terms of this Agreement after receipt of a written warning of specific deficiencies and Employee's failure to cure said deficiencies within thirty (30) days; or (B) Employee's engaging in willful misconduct which is demonstrably injurious to Employer; or (C) Employee's committing a felony or an act of fraud against or the misappropriation of property belonging to Employer, or (D) Employee's breaching in any material respect the terms of this Agreement and Employee's failure to cure the breach within thirty (30) days after written notice of the breach from Employer.

               (iv) Employer may terminate Employee's employment hereunder "without cause" upon thirty (30) days prior written notice. A termination "without cause" shall mean the termination of Employee's employment by Employer under this Agreement other than pursuant to Sections 2(b)(i), (ii) or
(iii) above.

         (c) If Employer terminates this Agreement during the first twenty-four (24) months of the Term "without cause," Employer shall pay to Employee the amount of Employee's then current annual base salary for a period of one (1) year. In the event that Employee violates any of the provisions of Sections 4 or 6 hereunder, Employer's obligation to make payments under this
Section 2(c) shall terminate immediately.

         (d) Employee may terminate his employment hereunder upon ninety (90) days prior written notice to Employer.

         (e) Notwithstanding any termination of Employee's employment as provided in this Section 2 or otherwise, the provisions of Sections 4, 5 and 6 shall remain in full force and effect.

         SECTION 3. COMPENSATION.

         (a) Employee's base salary is currently $140,000 per annum, payable in equal, biweekly installments, subject to annual review and adjustments at the discretion of the Chief Executive Officer and the Compensation and Stock Option Committee of the Board of Directors.

         (b) Employee shall be entitled to participate in any employee bonus pool and stock option plans at the discretion of the Compensation and Stock Option Committee or Board of Directors, as applicable.

         (c) Employee shall participate in Employer's standard employee benefit plans (for example, life insurance, disability insurance, health and dental insurance) available to similarly situated employees.


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         SECTION 4. COVENANT NOT TO COMPETE OR SOLICIT.

         (a) Non-Competition. Employee agrees that he will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in or (to Employee's knowledge) intends to engage in a "Restricted Business" (as defined below), during the term of his employment by Employer and for a period of six (6) months following the termination of this Agreement other than pursuant to Section 2(b)(iv).

         Ownership of (i) no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock presently owned by Employee, shall not constitute a violation of this provision. In addition, this provision shall not apply to Employee's employment by a company if: (i) less than ten percent (10%) of the company's revenues during the prior twelve
(12) months were generated by the Restricted Business and (ii) Employee is not employed by the division or subsidiary engaged in the Restricted Business.

         "Restricted Business" shall mean any business that is engaged in or, to Employee's knowledge after due inquiry, is preparing to engage in the design, manufacture, marketing, sale or distribution of network computers and related operating software for Network Computers.

         (b) Non-Solicitation. For a period of one (1) year following the termination of this Agreement, Employee shall not:

               (i) solicit or initiate any other action which is intended to induce any other employee of Employer to terminate his employment with Employer, or

               (ii) interfere in any manner with the contractual or employment relationship between Employer and any such employee.

         (c) Worldwide. The parties acknowledge that the market for products of the type sold by Employer is worldwide, and that, in this market, products from any nation compete with products from all other nations. Accordingly, in order to secure to Employer the benefits of this Section 4, the parties agree that the provisions of this Section 4 shall apply to each of the states and counties of the United States and to each nation worldwide.

         (d) Severability. The parties intend that the covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each state of the United States, and each nation. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in said paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 4 should ever be deemed to exceed the time or geographic limitations, permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable law.


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         SECTION 5. EMPLOYEE'S REPRESENTATIONS.


         Employee represents and warrants to Employer that Employee is familiar with and approves the covenants not to compete and not to solicit set forth in
Section 4, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of those covenants.


         SECTION 6. PROTECTION OF CONFIDENTIAL INFORMATION.

         In view of the fact that the Employee's work for Employer will bring him into close contact with many confidential affairs of Employer not readily available to the public, Employee agrees:

         (a) To keep secret and retain in the strictest confidence all confidential matters of Employer, including, without limitation, secrets, know-how, customer lists, pricing policies, operational methods, technical data and processes, inventions, research projects, marketing and sales data, customer lists and other business affairs of Employer, learned by him about Employer heretofore or hereafter, and not to disclose them to anyone outside of Employer either during or after his employment with Employer, except in the course of performing his duties hereunder or with Employer's express written consent; and

         (b) To deliver promptly to Employer on termination of his employment, or at any time Employer may so request, all memoranda, notes, records, reports, manuals, drawings and other documents (and all copies thereof) relating to Employer's business and all property associated therewith, which he may then possess or have under his control.

         (c) Confidential information of Employer shall not include information which is in the possession of Employee at the time Employee commenced employment with Employer or a predecessor of Employer or in the public domain other than as a result of any breach of this Agreement or any confidentiality agreement between Employer and Employee.

         SECTION 7. REMEDIES.

         (a) If Employee violates any of the provisions of Sections 4 or 6 hereof, Employer shall have the following rights and remedies:

             (i) In the event of a breach, or a threatened breach, the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Employer and that money damages will not provide an adequate remedy to Employer;

             (ii) In the event of an actual breach, the right to recover damages for all losses, actual and contingent, and the right to require the Employee to account for and pay over to Employer all profits or other benefits (collectively "Benefits") derived or received by the Employee as a result of any transactions constituting such a breach, and the Employee hereby agrees to account for and pay over such Benefits to Employer; and


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             (iii) The immediate termination of Employer's obligation to make payments pursuant to Section 2(c).

         (b) Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Employer at law or in equity.

         SECTION 8. INTELLECTUAL PROPERTY.

         (a) Employer shall be the sole owner of all the products and proceeds of the Employee's services to Employer, including, but not limited to, all materials, ideas, concepts, formats, designs, suggestions, developments, arrangements, packages, computer programs, inventions, patent applications, patents, copyrights, trademarks and other intellectual properties (collectively, "Intellectual Property") that Employee may acquire, obtain, develop or create in connection with the Employee's employment hereunder, free and clear of any claims by Employee (or anyone claiming under Employee) of any kind or character whatsoever (other than Employee's right to receive payments hereunder).

         (b) Employee shall, at the request of Employer, execute such assignments, certificates or other instruments as Employer may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its rights, title and interest in or to any such Intellectual Property.

         SECTION 9. MISCELLANEOUS.

         (a) Notices. All notices, reports or other communications required or permitted to be given hereunder shall be in writing to both parties and shall be deemed given on the date of delivery, if delivered, or three days after mailing, if mailed first-class mail, postage prepaid, to the following addresses:

             (i) If to Employee:

             Edward M. Parks
             830 Timbercreek Lane
             Wayne, PA 19087

             (ii) If to Employer:

             NEOWARE SYSTEMS, INC.
             400 Feheley Drive
             King of Prussia, PA 19406
             Attention: President

or to such other address as any party hereto may designate by notice given as herein provided.

         (b) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its rule or principles relating to conflicts of laws.

         (c) Amendments. This Agreement shall not be changed or modified in whole or in part except by an instrument in writing signed by each party.


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         (d) Attorneys' Fees. In the event of any legal action or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

         (e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         (f) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                             NEOWARE SYSTEMS, INC.

                                             By: /S/ EDWARD C. CALLAHAN, JR.
                                             Print Name: Edward C. Callahan, Jr.
                                             Title: President and CEO

                                             EMPLOYEE

                                             /S/ EDWARD M. PARKS
                                             Print Name: Edward M. Parks